UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934






TECNOMATIX TECHNOLOGIES LTD.
1


(Name of Issuer)






Common Stock

(Title of Class of Securities)






M8743P105

(CUSIP Number)









1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form
with respect to the subject class of securities, and for any subsequent amendment containing information
which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1
NAME OF REPORTING PERSON
S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Bee & Associates Incorporated			84-1113473


2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*



(a) ?
(b) ?

3
SEC USE ONLY



4
CITIZENSHIP OR PLACE OF ORGANIZATION

	Colorado, U.S.A.

NUMBER OF SHARES
BENEFICIALLY
OWNED BY EACH
REPORTING PERSON
WITH:
5
SOLE VOTING POWER



6
SHARED VOTING POWER

	1,286,400


7
SOLE DISPOSITIVE POWER



8
SHARED DISPOSITIVE POWER

	1,286,400

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,286,400

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	?

11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	13.45 %

12
TYPE OF REPORTING PERSON

	Investment Advisor



Item 1.
(a)
Name of Issuer:
Tecnomatix Technologies Ltd.
(b)
Address of Issuer's Principal Executive Offices
Delta House
16 Hagaum Ave.
Herzeliya, Israel  46733






Item 2.
(a)
Name of Person Filing:
Bee & Associates Incorporated
(b)
Address of Issuer's Principal Executive Offices
370 Seventeenth St., Suite 3560
Denver, CO  80202

(c)
Citizenship:
Colorado
(d)
Title of Class of Securities:
Common Stock
(e)
CUSIP Number:
M8743P105



Item 3.

If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

	Investment Advisor

Item 4.	     Ownership
(a)
Amount Beneficially Owned:
/ 2    1,286,400
(b)
Percent of Class
/ 3     13.45 %
(c)
Number of shares as to which such person has:


(i)   Sole power to vote or to direct the vote:


(ii)  Shared power to vote or to direct the vote:
1,286,400

(iii)  Sole power to dispose or to direct the disposition of:


(iv)  Shared power to dispose or to direct the disposition of:
1,286,400



Item 5.		Ownership of Five Percent of Less of a Class:

		N/A





		2	/
		3	/







Item 6.		Ownership of More than Five Percent on Behalf of Another
Person:

			N/A




Item 7.		Identification and Classification of the Subsidiary Which
Acquired
the Security Being
			Reported on By the Parent Holding Company:

			N/A




Item 8.		Identification and Classification of Members of the Group:

			N/A




Item 9.		Notice of Dissolution of Group:

			N/A




Item 10.		Certification





	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information
set forth in this statement is true, complete and correct.




Dated:
January 6
, 1999

























		Adam D. Schor
		Principal
		Bee & Associates Incorporated





CUSIP # M8743P105
SCHEDULE 13G
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